EXHIBIT 10.1
LAS VEGAS SANDS CORP.
LAS VEGAS SANDS, LLC
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
March 22, 2021
Robert G. Goldstein

Re: Terms of Continued Employment

Dear Robert:
This letter agreement (this “Agreement”) sets forth the terms and conditions of your continued employment with Las Vegas Sands Corp., a Nevada corporation (“LVSC”), and Las Vegas Sands, LLC, a wholly-owned subsidiary of LVSC (together with LVSC, the “Company”), as mutually agreed upon by you and the Company. For valuable consideration and intending to be legally bound, the parties agree as follows:
1.Prior Employment Agreements. Effective as of January 26, 2021 (the “Effective Date”), all prior employment agreements between the Company and you (the “Prior Agreement”), shall terminate and be of no further force and effect; provided, that you shall retain (without forfeiture or diminution) your right to any Incentive Award, Option Incentive Award, Restricted Stock Award and 2012 Restricted Stock Award (each as defined in the applicable Prior Agreement) and all other rights outstanding as of the Effective Date with respect to Stock, Stock Options or payments.
2.Duties and Responsibilities.
(a)You shall be, serve in the capacity of, and have the powers, duties and responsibilities generally associated with the Chief Executive Officer of the Company. In that capacity, you shall report directly and solely to the Company’s Board of Directors.
3.Business Travel; Use of Airplane; Security. The Company shall make available to you a private jet aircraft for business and personal use (however, at your election, you shall be entitled to travel First Class on commercial airlines for all Company business trips). If you are otherwise taking a trip on a private jet made available by the Company for you, you may bring one

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or more members of your family or friends to accompany you on that trip. Your spouse may use a private jet without you on board. When you travel for business purposes, the Company shall reimburse you (in accordance with Section 10) for first class hotel accommodations (up to a one-bedroom suite) and expenses. The Company will provide you and your spouse with reasonable security in light of your position and duties. To the extent that the perquisites provided under this Section 3 are deemed taxable income, you shall receive income tax gross-ups as required.
4.Performance. You covenant and agree to faithfully and diligently perform all of the duties of your employment, devoting your full business and professional time, attention, energy and ability to the business interests of the Company and all its properties. You further agree that during the period of your employment with the Company, you will not engage in any other business or professional pursuit whatsoever unless the Board of Directors of the Company (the “Board”) shall consent thereto in writing; provided, however, that the foregoing shall not preclude you from engaging in civic, charitable, religious or political activities or from devoting a reasonable amount of time to private investments that do not unreasonably interfere or conflict with the performance of your duties under this Agreement.
5.Term. The term of your employment under this Agreement shall commence as of the Effective Date and shall expire on March 1, 2026 (the “Term”), unless sooner terminated as provided under the terms of this Agreement.
6.Licensing Requirement. You are presently licensed as a casino key employee (the “License”) by the Nevada Gaming Commission and the Nevada State Gaming Control Board, the gaming authorities with jurisdiction over the Company or its affiliates in Singapore and Macao, as applicable, and any other gaming authority with jurisdiction over the Company or its affiliates (collectively, the “Gaming Authorities”), pursuant to the provisions of applicable Nevada gaming laws and the regulations of the Nevada Gaming Commission and the gaming laws and regulations of the jurisdictions of Singapore, Macao and such other Gaming Authorities. You agree, at the Company’s sole cost and expense, to cooperate with the Gaming Authorities in seeking to maintain the License in full force and effect and in good standing. You further agree to apply for a license as a casino key employee (or similar status) in any jurisdiction in which the Company’s casino key employees are required to be licensed.

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7.Base Salary and Annual Bonus.
(a)Beginning as of the Effective Date and throughout the duration of the Term, you shall receive a gross base annual salary of $3 million (the “Base Salary”), subject to applicable withholdings and deductions and payable in substantially equal installments every two weeks or otherwise in accordance with the regular payroll practices of the Company.
(b)You will be eligible for an annual bonus (“Bonus”) under the Las Vegas Sands Corp. Executive Cash Incentive Plan for each calendar year of the Term (with a target Bonus of 200% of Base Salary), following the achievement of performance criteria established by the Compensation Committee of the Board (the “Compensation Committee”). The Bonus shall be payable at 85% of target if the applicable performance criteria are determined to be achieved at the threshold payout level and shall not exceed 115% of target if the applicable performance criteria are determined to be achieved at the maximum payout level. The Bonus for any year shall be payable at the same time as annual bonuses are paid to other senior executives of the Company, but no later than March 15 of the year immediately following the year to which the Bonus relates, subject to your continued employment through the payment date except (i) for the Bonus for the 2025 calendar year, which shall be subject to your continued employment through the end of the Term and (ii) as otherwise provided in Section 13(b).
8.Equity Awards.
(a)In each calendar year during the Term while you are employed by the Company, commencing with respect to performance in calendar year 2021, subject to the achievement of performance criteria established by the Compensation Committee for you in respect of the prior calendar year, the Compensation Committee will grant you restricted stock units (“RSUs”) in respect of a number of shares (the “Shares”) of LVSC common stock (“Common Stock”) in a target amount equal to 325% of your Base Salary based upon the fair market value per Share on the date of grant (the “Annual RSU Award”). The Annual RSU Award shall be granted at 85% of target if the applicable performance criteria are determined to be achieved at the threshold level and shall not exceed 115% of target if the applicable performance criteria are determined to be achieved at the maximum level. The actual amount of the Annual RSU Award for each such calendar year shall be determined by the Compensation Committee in its sole

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discretion. The RSUs shall be granted pursuant to the terms of the LVSC Amended and Restated 2004 Equity Award Plan (the “2004 Plan”) or a successor plan, and shall vest as to thirty-three percent (33%) on the first and second anniversaries of such grant and thirty-four percent (34%) on the third anniversary of such grant subject to Executive’s continued employment with the Company as of the applicable vesting date and otherwise as described in this Agreement. The Annual RSU Award for each year during the Term shall be granted following the first meeting of the Compensation Committee during the year to which such Annual RSU Award relates (at the time when equity incentive awards are granted to other employees of the Company, but in no event later than March 15 of such year). Except as otherwise provided herein, the RSUs shall be subject to the terms and conditions of the 2004 Plan (or a successor plan) and the Company’s form of Restricted Stock Units Award Agreement for its senior executives. Should you so elect, the Company shall withhold Shares sufficient to cover the minimum statutory withholding taxes due in connection with the vesting of the RSUs.
(b)As soon as practicable following execution of this Agreement and pursuant to authorization issued by the Compensation Committee, you shall be granted a one-time grant of 150,000 RSUs (the “Sign-On RSUs”), which shall vest as to thirty-three percent (33%) on the first and second anniversaries of such grant and thirty-four percent (34%) on the third anniversary of such grant subject to Executive’s continued employment with the Company as of the applicable vesting date and otherwise as described in this Agreement. The Sign-On RSUs and all prior stock options and awards shall be referred to hereinbelow as the “Equity Awards.” Except as otherwise provided herein, the Sign-On RSUs shall be subject to the terms and conditions of the 2004 Plan and the Company's form of Restricted Stock Units Award Agreement for its senior executives.
9.Employee Benefit Plans. During the Term of this Agreement and any renewal, you shall be entitled to participate in any fringe group health, medical, dental, hospitalization, life, accident insurance or other welfare plans, and any tax-qualified pension, tax-qualified profit sharing or tax-qualified retirement plans, which may be placed in effect or maintained by the Company for the benefit of its employees generally, or for its senior executives subject to all restrictions and limitations contained in such plans or established by governmental regulation. In addition to the foregoing, you shall be entitled to participate in such executive retirement and

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capital accumulation plans as may be established, sponsored or maintained by the Company and in effect from time to time for the benefit of its senior executives.
10.Expense Reimbursement. You are authorized to incur such reasonable expenses as may be consistent with the performance of your position. The Company will reimburse you for all such authorized expenses upon submission of a reasonable accounting and substantiation of such expenditures adequate to secure for the Company a tax deduction for the same, in accordance with applicable Internal Revenue Service guidelines.
11.Vacations and Holidays. You shall be entitled to vacations and holidays as provided in the Company’s Flex day policy as in effect from time to time, but no less than six (6) weeks of paid vacation leave per year, at such times as may be reasonably requested by you.
12.Termination by the Company; Termination by You for Good Reason. The Company may terminate your employment hereunder for Cause (as defined below). You may terminate your employment for Good Reason (as defined below).
(a)In the event the Company terminates your employment for Cause, you shall be entitled to retain all Equity Awards previously vested and to receive: (i) Base Salary at the rate in effect at the time of the termination through the date of termination of employment; (ii) all previously earned bonuses through the date of termination of employment; (iii) reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and (iv) such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs (the “Accrued Benefits”).
(b)In the event that the Company terminates your employment without Cause (other than due to death or Disability), or you terminate your employment for Good Reason, you shall be entitled to retain and receive all Equity Awards previously granted to you pursuant to this Agreement or otherwise, all of which shall thereupon vest, and to receive: (i) the Accrued Benefits; (ii) a lump sum payment equal to two times the sum of (x) your Base Salary plus (y) your target Bonus, provided that, to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A (as defined below), the applicable portion of the payment referred to in this

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subclause shall be paid ratably over the same time period and in the same manner that payments under Section 12(b)(i) of the applicable Prior Agreement dated as of December 9, 2014 (and amended as of November 20, 2018) would have been made; (iii) any unpaid Bonus for the calendar year preceding the date of termination of employment, regardless of the general requirement to remain employed through the payment date); and (iv) a pro-rata target Bonus for the year of termination.
(c)“Cause,” as used above, shall mean: (i) your conviction of a felony by a court of competent jurisdiction in the United States, (ii) your commission of fraud or embezzlement with respect to the Company, its subsidiaries or affiliates; (iii) any material act by you of dishonesty relating to your employment by the Company resulting in your direct or indirect personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; (iv) use of alcohol or illegal drugs that renders you materially unable to perform the functions of your job or carry out your duties to the Company; (v) a material breach of this Agreement; (vi) any act or acts of serious and willful misconduct by you that is likely to cause a material adverse effect to the business of the Company, its subsidiaries or affiliates; or (vii) the withdrawal with prejudice, denial, revocation or suspension, due to personal unsuitability, after the expiration of any appeal period, of your License by the Gaming Authorities; provided, that, with respect to (iv) through (vi) above, the Company shall have first provided you with written notice stating with specificity the acts or omissions, duties or directives you are claimed to have committed or failed to observe or perform and the claimed manner of such failure, and you shall not have corrected the acts or omissions so specified within thirty (30) days of receipt of such notice.
(d)“Good Reason,” as used above, shall mean the occurrence of any of the following without your consent: (i) the Company’s removal of you from the position of Chief Executive Officer of the Company, (ii) any other material adverse change in your status, position, privileges, duties or responsibilities as Chief Executive Officer (including, but not limited to, your ceasing to be the Chief Executive Officer of a publicly-traded company or any adverse change in your reporting relationships) or location of principal office or (iii) a material breach by the Company of its obligations under this Agreement or any plan documents or agreements of the Company defining equity awards or your employee benefit plan or program rights. No purported termination for Good Reason shall be effective unless (A) you deliver a written notice of

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termination (specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason) to the Company within 90 days following your first obtaining actual knowledge that facts or circumstances constituting Good Reason exist and (B) the Company fails to cure the facts or events creating “Good Reason” within 30 days thereafter. You must terminate your employment within 125 days following your first obtaining actual knowledge that facts or circumstances constituting Good Reason exist for such termination to be a termination for Good Reason for purposes of this Agreement.
(e)Except as otherwise provided herein, the exercise and/or termination of the Equity Awards shall be governed by the 2004 Plan and the applicable award agreements (including, for the avoidance of doubt, any terms of the foregoing awards as set forth in the Prior Agreements except as modified herein).
13.Qualifying Termination Following a Change in Control. In the event that (i) a “Change in Control” occurs, as that term is defined in the 2004 Plan or, if more broadly defined than in the 2004 Plan, as defined in the laws or by the courts of the State of Nevada (a “Change in Control”) and (ii) the Company terminates your employment without Cause (other than due to death or Disability) or you terminate your employment for Good Reason, in each case within 24 months following the occurrence of such Change in Control:
(a)All of your Equity Awards previously granted to you pursuant to this Agreement or otherwise shall immediately be deemed vested.
(b)In addition to your rights under Section 13(a) above, you shall be entitled to receive, promptly upon the date of such termination, (i) the Accrued Benefits; (ii) a lump sum payment equal to 3 times the sum of (x) your Base Salary plus (y) your target Bonus, provided that, if the Change in Control does not satisfy the definition of a “change in control event” pursuant to Section 409A, then to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A, the applicable portion of the payment referred to in this subclause shall be paid ratably over the same time period and in the same manner that payments under Section 12(b)(1) would have been made; (iii) any unpaid Bonus for the calendar year preceding the date of termination of employment, regardless of the general requirement to remain employed through the payment date); (iv) a pro-rata target Bonus for the year of termination; and (v) continued

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participation in the health and welfare benefit plans of the Company and employer contributions to non-qualified retirement plans and deferred compensation plans, if any, for 2 years following the date of termination.
(c)To the extent that the health and welfare benefits provided for in Section 13(b)(v) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company’s paying the applicable premium for you under COBRA), the Company shall pay you such amount as is necessary to provide you, after tax, with an amount equal to the cost of acquiring, for you and your spouse and dependents, if any, on a non-group basis, for the required period, those health and other welfare benefits that would otherwise be lost to you and your spouse and dependents as a result of your termination. Any amount payable under this Section 13(c) shall be determined as soon as practicable following termination of employment and shall be paid to you within 60 days following termination of employment.
(d)Except as otherwise provided herein, the exercise and/or termination of the Equity Awards shall be governed by the 2004 Plan and the applicable award agreements (including, for the avoidance of doubt, any terms of the foregoing awards as set forth in the Prior Agreements and not modified herein).
14.Termination Due to Death or Disability. Your employment hereunder shall terminate upon the occurrence of your death. The Company may terminate your employment by written notice upon your Disability, as defined below.
(a)In the event of a termination of your employment due to your death or Disability, you or your estate, as the case may be, shall be entitled to receive on such termination: (i) the Accrued Benefits; (ii) a lump sum equal to 2 times your Base Salary, provided that, to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A (as defined below), the applicable portion of the payment referred to in this subclause shall be paid ratably over the same time period and in the same manner that payments under Section 14(a)(i) of the applicable Prior Agreement dated as of December 9, 2014 (and amended as of November 20, 2018) would have been made; (iii) any unpaid Bonus for the calendar year preceding the date of termination of employment, regardless of the general requirement to remain employed through the

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payment date); and (iv) immediate vesting of all Equity Awards previously granted to you pursuant to this Agreement or otherwise.
(b)Except as otherwise provided herein, the exercise and/or termination of the Equity Awards shall be governed by the 2004 Plan and the applicable award agreements (including, for the avoidance of doubt, any terms of the foregoing awards as set forth in the Prior Agreements and not modified herein).
(c)“Disability” as used above shall mean that, during your employment with the Company, you shall, in the written opinion of an independent physician selected by written agreement between the Board and you, become so physically or mentally incapacitated that you are unable to perform the duties of your employment for an aggregate of 180 days in any 365 day consecutive period or for a continuous period of 6 consecutive months.
15.Termination after the Term. In the event that your employment terminates after the Term for any reason, all of your Equity Awards previously granted to you pursuant to this Agreement or otherwise shall immediately be deemed vested.
16.Timing of Certain Payments. Subject to Sections 17 and 20; (a) any amounts payable under Sections 12, 13, 14 or 15 shall be paid as soon as reasonably possible, and in any event within 30 days following termination of employment; and (b) any reimbursements for expenses incurred under Sections 12, 13 or 14 (to the extent such reimbursements are treated as deferred compensation subject to Section 409A) shall be paid as soon as reasonably possible following submission of the claims but in any event not later than the calendar year following the calendar year in which your separation from service occurs.
17.Release. Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any and all payments to which you are entitled under Section 12, 13 or 14 (in excess of those otherwise required by law or the terms of any benefit plan, program or arrangement) are conditional upon and subject to your execution (or in the case of your death, your estate’s execution) of the General Release substantially in the form attached hereto as Exhibit A (which form may be reasonably modified to reflect changes in the law subsequent to the Effective Date). You shall execute and deliver such General Release within 60 days following

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termination of employment and, except as otherwise provided in Section 20, any payments that are subject to the execution of such General Release shall commence to be paid on the 8th day following execution of such General Release (with the first such installment, as applicable, to include any prior unpaid installments).
18.Confidentiality. Except for disclosures reasonably required for income tax or other governmental disclosures or as otherwise required by law, you agree that you will hold in strictest confidence and, without the prior express written approval of the Board, will not disclose to any person, firm, corporation or other entity, any confidential information which you have acquired or may hereafter acquire during your employment by the Company pertaining to the business or affairs of the Company or any of its subsidiaries or affiliates, including but not limited to the Company’s or its subsidiaries’ or affiliates’ trade secrets. The covenant and agreement set forth in this Section shall apply during your employment by the Company and shall survive the lawful termination of this Agreement, and your employment hereunder, and shall remain binding upon you without regard to the passage of time or other events. Nothing in this Agreement is intended to prevent you from disclosing trade secrets in confidence to federal, state, and/or local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You may also disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Further, nothing in this Agreement or any agreement you have with the Company or any of its affiliates will prohibit or restrict you from making any voluntary disclosure of information or documents related to any possible violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company or any of its affiliates.
19.Restrictive Covenant. You acknowledge and recognize the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agrees as follows:
(a)    During your employment with the Company and for a period of one (1) year from the date of termination of employment for any reason (the “Restriction Period”), you shall

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not directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own, manage, finance, operate, control or otherwise engage or participate in any manner or fashion in, any casino, or any hotel with a casino, in (i) Clark County, Nevada (including, without limitation, the City of Las Vegas), (ii) the Macau Special Administrative Region of The People’s Republic of China, (iii) Japan, (iv) Korea, (v) Vietnam, (vi) Singapore or (vii) any other location in which the Company or any of its affiliates is doing business or has made substantial plans to commence doing business, in each case at the time of your termination.
(b)    In addition to, and not in limitation of, the provisions of Section 19(a), you agree, for the benefit of the Company and its affiliates, that during the Restriction Period, you shall not, directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, on your behalf or on behalf of any other person or entity other than the Company or its affiliates (i) solicit or induce, or attempt to solicit or induce, directly or indirectly, any person who is, or during the six months prior to the termination of your employment with the Company was, an employee or agent of, or consultant to, the Company or any of its affiliates to terminate its, his or her relationship therewith (it being understood that general advertising or solicitation, including the use of employment websites, not directed specifically at employees or agents of or consultants to the Company, shall not be deemed to violate this provision), or (ii) hire any person who is, or during the six months prior to the termination of your employment with the Company was, an employee, agent of or consultant to the Company or any of its affiliates.
(c)    You understand that the provisions of this Section 19 may limit your ability to earn a livelihood in a business similar to the business of the Company, but you nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to you, and (v) the consideration provided hereunder is sufficient to compensate you for the restrictions contained in this Section 19.  In consideration of the foregoing and in light of your education, skills and abilities, you agree that you shall not assert that, and it should not be considered that, any

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provisions of Section 19 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
(d)    It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section 19 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(e)    In the event that you materially violate any of the restrictive covenants set forth in Section 19(a) or 19(b), in addition to any other remedy which may be available (i) at law or in equity, (ii) pursuant to any other provision of this Agreement or (iii) pursuant to any applicable equity award agreement, all outstanding stock options to purchase shares of Common Stock and other unvested equity awards granted to you shall be automatically forfeited effective as of the date on which such violation first occurs.
20.Section 409A; Section 280G.
(a)For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. In addition, for purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be deemed to refer to “separation from service” within the meaning of Section 409A (without application of any alternative definitions permitted thereunder) and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

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(b)It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In this regard, the provisions of this Section 20 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. The Company and you agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.
(c)Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for your benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by you to the Company.
(d)Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments under Sections 12, 13, 14 or 15 that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is 6 months after the date of your “separation from service” or, if earlier, your date of death. Following any applicable 6 month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.
(e)For purposes of Section 409A, each of the payments that may be made under the Agreement are designated as separate payments.
(f)To the extent that any reimbursements pursuant to this Agreement are taxable to you, any such reimbursement shall be paid to you as promptly as practicable, and, in all events, on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable

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year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.
(g)Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by you (including any payment or benefit received in connection with a Change in Control or the termination of your employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would not be deductible (in whole or part) by the Company or any affiliate making such payment or providing such benefit as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), the Total Payments shall be reduced (if necessary, to zero) in the manner specified below; provided, however, that such reduction shall only be made if (i) the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) on such unreduced Total Payments). If it is determined that the Total Payments should be reduced in accordance with this Section 20(g), then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) of this Section 20(g).

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21.Miscellaneous.
(a)Assignment and Assumption. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets.
(b)Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if sent via a national overnight courier service or by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:
If to you, to:

Robert G. Goldstein
Address on file with Human Resources

With a copy to:

Bertram Fields, Esq.
Greenberg Glusker Fields Claman & Machtinger LLP
2049 Century Park East, 26th Floor
Los Angeles, California 90067

If to the Company, to:

Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: Global General Counsel

or to such other address as any party shall request of the others by giving notice in accordance with this Section.

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(c)No Waiver of Provisions. The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right, or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right, or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.
(d)Severability; Integration. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby. Subject to Section 1, this Agreement constitutes the entire agreement between the parties as of the date hereof and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof including the Employment Agreement.
(e)Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Nevada, without reference to the principles of conflict of laws thereof. Any action to enforce this Agreement must be brought in a court situated in Clark County, Nevada. Each party hereby waives the right to claim that any such court is an inconvenient forum for the resolution of any such action.
(f)The reasonable legal fees and expenses of the prevailing party in any litigation between the parties shall be paid or reimbursed by the losing party. If there is no prevailing party, then each party shall be responsible for its own fees and expenses.
(g)Dispute Resolution.
i.You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 18 or 19 hereof would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition,

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the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits (including the continued vesting of equity awards) to you pursuant to Section 12, 13,14 or 15 if you haves violated any provision of Section 18 or 19.
ii.You and the Company agree that, except for any claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between us that cannot be resolved by mediation, including, without limitation, disputes arising under or in connection with this Agreement, your employment with, and/or separation from, the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Sections 18 or 19 of this Agreement. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking injunctive relief with regard to Sections 18 or 19 of this Agreement, the Company and you hereby consent to the jurisdiction of the state courts located in Clark County, Nevada; provided, that damages for any alleged violation of Sections 18 or 19 of this Agreement, as well as any claim, counterclaim or cross-claim brought by you or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein. The Company and you hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum.  Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.
With the exception of an action seeking equitable relief, any dispute concerning this Agreement will be settled by mediation to be conducted by the American

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Arbitration Association (“AAA”). If mediation is unsuccessful in resolving the dispute(s), the parties to the dispute(s) agree to settle the matter by binding arbitration before a panel of three (3) arbitrators under the Federal Arbitration Act (9 U.S.C. §§ 1, et seq.) conducted by the AAA in accordance with its then-current Employment Arbitration Rules and Mediation Procedure (the “Rules”). A copy of the Rules is available online at https://www.adr.org/sites/default/files/document_repository/EmploymentRulesWeb.pdf or You may request a copy from Human Resources. You also agree that all claims against the Company must be brought in your individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. By signing this Agreement, you and the Company acknowledge that the right to a court trial and trial by jury is of value, and knowingly and voluntarily waive those rights for any dispute subject to the foregoing arbitration provision.
(h)Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(i)Continuation of Employment. Unless the parties otherwise agree in writing, continuation of your employment with the Company beyond the expiration of the Term shall be deemed an employment at will and your employment may thereafter be terminated “at will” by you or the Company.
(j)No Mitigation. You shall not be required to mitigate the value of any payments or benefits contemplated by this Agreement, nor shall any such payments or benefits be reduced by any earnings or benefits that you may receive from any other source.
(k)Survival. Sections 18 and 19 shall survive and continue in full force and effect in accordance with their terms notwithstanding the termination of this Agreement and your employment for any reason.
(l)Amendments. This Agreement may not be amended, changed or modified except by a written document signed by each of the parties to this Agreement.

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(m)Headings. Section headings in this Agreement are included for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.
(n)Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.
Please indicate your understanding and acceptance of this Agreement by executing both copies below, and retaining one fully executed original for your files and returning one fully executed original to the Company.

Very truly yours,

LAS VEGAS SANDS CORP.

By:	/S/ D. ZAC HUDSON
Name:	Zac Hudson
Title:	EVP & GC	March 24, 2021

LAS VEGAS SANDS, LLC

By:	/S/ D. ZAC HUDSON
Name:	Zac Hudson
Title:	Secretary	March 24, 2021
 I hereby accept the terms of this
Agreement and agree to abide by the
provisions hereof:

/S/ ROBERT G. GOLDSTEIN
Robert G. Goldstein
Date:	March 24, 2021

[Signature page to 2021 letter agreement from Las Vegas Sands Corp. and Las Vegas Sands, LLC to Robert G. Goldstein]

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Exhibit A
General Release
Robert Goldstein (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that certain letter agreement dated as of ________________ and effective as of January 26, 2021 (the “Letter Agreement”) by and among Executive, Las Vegas Sands Corp. (“LVSC”), a Nevada corporation, and Las Vegas Sands LLC, a Nevada limited liability company which is a wholly-owned subsidiary of LVSC (together with LVSC, the “Company”), does hereby waive, release and discharge the Company, its assigns, each of their respective affiliates, subsidiaries, parents, predecessors and successors, and each of their respective past and present shareholders, employees, officers, directors, representatives and agents of any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this General Release against the Company Group relating to Executive’s (i) employment with the Company or the termination thereof or Executive’s service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs or (ii) under any agreement between Executive and any member of the Company Group; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Letter Agreement (including, without limitation, its obligation to pay the amounts and

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provide the benefits upon which this General Release is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or any insurance coverage under any directors and officers insurance or similar policies.
Executive further agrees that this General Release may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by Executive or Executive’s heirs or assigns.  Executive understands and confirms that Executive is executing this General Release voluntarily and knowingly, but that this General Release does not affect Executive’s right to claim otherwise under ADEA.  In addition, Executive shall not be precluded by this General Release from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.
In furtherance of the agreements set forth above, Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release.  In connection with such waiver and relinquishment, Executive acknowledges that Executive is aware that Executive may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that Executive now knows or believes to be true, with respect to the matters released herein.  Nevertheless, it is the intention of Executive to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein.  The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above.  Nothing in this paragraph is intended to expand the scope of the release as specified herein.
This General Release shall be governed by and construed in accordance with the laws of the State of Nevada, applicable to agreements made and to be performed entirely within such State.
To the extent that Executive is forty (40) years of age or older, this paragraph shall apply.  Executive acknowledges that Executive has been offered a period of time of at least twenty-

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one (21) days to consider whether to sign this General Release and the Company agrees that Executive may cancel this General Release at any time during the seven (7) days following the date on which Executive signs and returns this General Release.  In order to cancel or revoke this General Release, Executive must by delivering to the General Counsel of the Company written notice stating that Executive is canceling or revoking this General Release.  If this General Release is timely cancelled or revoked, none of the provisions of this General Release shall be effective or enforceable and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Letter Agreement that are conditioned upon the execution of this General Release, and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.
Executive acknowledges and agrees that Executive has entered into this General Release knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Executive acknowledges that he has been advised to review this General Release with counsel of his own choice.
IN WITNESS WHEREOF, the undersigned has caused this General Release to be executed on the date indicated below.

Robert Goldstein
Date

22
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